# SEC Schedule 13D/A (Amendment No. 4) — Beneficial ownership report by holders of more than 5% of a class

Issuer: Invesco Commercial Real Estate Finance Trust, Inc., CIK 0001976927
CUSIP: 46091W201
Title of class of securities: Class I Common Stock, par value $0.01 per share
Address of issuer's principal executive offices: 2300 N FIELD STREET, SUITE 1200, DALLAS, Texas (TX), 75201
Date of event which requires filing of this statement: 02/03/2025
Amends the filing with accession number 0001193125-24-270177
Filed by CIK 0001992686
Persons authorized to receive notices and communications: Beth Zayicek, 1331 Spring Street NW, Suite 2500, Atlanta, Georgia (GA), 30309, 0000000000

## Reporting persons
- Invesco Realty, Inc. (CIK 0001992686): type of reporting person: corporation (CO); citizenship or place of organization: Delaware (DE); source of funds: working capital (WC); sole voting power 0; shared voting power 5,969,284; sole dispositive power 0; shared dispositive power 5,969,284; aggregate amount beneficially owned 5,969,284 (22.11% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new Edgar filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (1) This Schedule 13D relates to the following classes of securities: Class D common stock, par value $0.01 per share, Class E common stock, par value $0.01 per share, Class I common stock, par value $0.01 per share, and Class S common stock, par value $0.01 per share, of the Issuer. Due to the new Edgar filing requirements, the cover page is unable to list all classes of the Issuer's Common Stock. This comment shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (2) Based on a total of 27,000,212 shares of Common Stock issued and outstanding.
- Invesco Advisers, Inc. (CIK 0000020430): type of reporting person: corporation (CO), investment adviser (IA); citizenship or place of organization: Delaware (DE); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 6,115,706; sole dispositive power 0; shared dispositive power 6,115,706; aggregate amount beneficially owned 6,115,706 (22.65% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new Edgar filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (1) This Schedule 13D relates to the following classes of securities: Class D common stock, par value $0.01 per share, Class E common stock, par value $0.01 per share, Class I common stock, par value $0.01 per share, and Class S common stock, par value $0.01 per share, of the Issuer. Due to the new Edgar filing requirements, the cover page is unable to list all classes of the Issuer's Common Stock. This comment shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (2) Based on a total of 27,000,212 shares of Common Stock issued and outstanding.
- Invesco Group Services, Inc. (CIK 0001993081): type of reporting person: corporation (CO); citizenship or place of organization: Delaware (DE); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 6,115,706; sole dispositive power 0; shared dispositive power 6,115,706; aggregate amount beneficially owned 6,115,706 (22.65% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new Edgar filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (1) This Schedule 13D relates to the following classes of securities: Class D common stock, par value $0.01 per share, Class E common stock, par value $0.01 per share, Class I common stock, par value $0.01 per share, and Class S common stock, par value $0.01 per share, of the Issuer. Due to the new Edgar filing requirements, the cover page is unable to list all classes of the Issuer's Common Stock. This comment shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (2) Based on a total of 27,000,212 shares of Common Stock issued and outstanding.
- OppenheimerFunds, Inc. (CIK 0000728889): type of reporting person: corporation (CO), investment adviser (IA); citizenship or place of organization: Colorado (CO); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 6,115,706; sole dispositive power 0; shared dispositive power 6,115,706; aggregate amount beneficially owned 6,115,706 (22.65% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new Edgar filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (1) This Schedule 13D relates to the following classes of securities: Class D common stock, par value $0.01 per share, Class E common stock, par value $0.01 per share, Class I common stock, par value $0.01 per share, and Class S common stock, par value $0.01 per share, of the Issuer. Due to the new Edgar filing requirements, the cover page is unable to list all classes of the Issuer's Common Stock. This comment shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (2) Based on a total of 27,000,212 shares of Common Stock issued and outstanding.
- Oppenheimer Acquisition Corp. (CIK 0000869013): type of reporting person: corporation (CO); citizenship or place of organization: Delaware (DE); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 6,115,706; sole dispositive power 0; shared dispositive power 6,115,706; aggregate amount beneficially owned 6,115,706 (22.65% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new Edgar filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (1) This Schedule 13D relates to the following classes of securities: Class D common stock, par value $0.01 per share, Class E common stock, par value $0.01 per share, Class I common stock, par value $0.01 per share, and Class S common stock, par value $0.01 per share, of the Issuer. Due to the new Edgar filing requirements, the cover page is unable to list all classes of the Issuer's Common Stock. This comment shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (2) Based on a total of 27,000,212 shares of Common Stock issued and outstanding.
- Invesco Holding Company (US), Inc.: type of reporting person: corporation (CO); citizenship or place of organization: Delaware (DE); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 6,115,706; sole dispositive power 0; shared dispositive power 6,115,706; aggregate amount beneficially owned 6,115,706 (22.65% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new Edgar filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (1) This Schedule 13D relates to the following classes of securities: Class D common stock, par value $0.01 per share, Class E common stock, par value $0.01 per share, Class I common stock, par value $0.01 per share, and Class S common stock, par value $0.01 per share, of the Issuer. Due to the new Edgar filing requirements, the cover page is unable to list all classes of the Issuer's Common Stock. This comment shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (2) Based on a total of 27,000,212 shares of Common Stock issued and outstanding.
- Invesco Holding Company Limited (CIK 0001464185): type of reporting person: other (OO); citizenship or place of organization: United States (X1); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 6,115,706; sole dispositive power 0; shared dispositive power 6,115,706; aggregate amount beneficially owned 6,115,706 (22.65% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new Edgar filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (1) This Schedule 13D relates to the following classes of securities: Class D common stock, par value $0.01 per share, Class E common stock, par value $0.01 per share, Class I common stock, par value $0.01 per share, and Class S common stock, par value $0.01 per share, of the Issuer. Due to the new Edgar filing requirements, the cover page is unable to list all classes of the Issuer's Common Stock. This comment shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (2) Based on a total of 27,000,212 shares of Common Stock issued and outstanding.
- Invesco Ltd. (CIK 0000914208): type of reporting person: investment adviser (IA), parent holding company or control person (HC); citizenship or place of organization: Bermuda (D0); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 6,115,706; sole dispositive power 0; shared dispositive power 6,115,706; aggregate amount beneficially owned 6,115,706 (22.65% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new Edgar filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (1) This Schedule 13D relates to the following classes of securities: Class D common stock, par value $0.01 per share, Class E common stock, par value $0.01 per share, Class I common stock, par value $0.01 per share, and Class S common stock, par value $0.01 per share, of the Issuer. Due to the new Edgar filing requirements, the cover page is unable to list all classes of the Issuer's Common Stock. This comment shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  
  (2) Based on a total of 27,000,212 shares of Common Stock issued and outstanding.
  
  Explanatory Note
  
  This Statement constitutes Amendment No. 4 ("Amendment No. 4") to the Omnibus Amendment to Schedule 13D filed with the Securities and Exchange Commission ("SEC") on April 3, 2024, as amended on May 2, 2024, September 4, 2024, and December 3, 2024 (as amended "Omnibus Amendment") by Invesco Realty, Inc. ("Invesco Realty"), Invesco Advisers, Inc. ("IAI"), Invesco Group Services, Inc., OppenheimerFunds, Inc., Oppenheimer Acquisition Corp., Invesco Holding Company (US), Inc., Invesco Holding Company Limited and Invesco Ltd. (collectively, the "Reporting Persons"). The Amendment No. 4 relates to the Reporting Person's beneficial ownership of Class D Stock, Class E Stock, Class I Stock and Class S Stock of the Issuer (collectively, the "Common Stock") and is being filed to report that on February 3, 2025, the Issuer issued 110,485 shares of Class E stock to IAI as payment for the management fee and performance fees under the Amended and Restated Advisory agreement by and among the Issuer, Invesco Commercial Real Estate Finance Investments, LP and IAI.

## Item 1. Security and Issuer
Title of class of securities: Class I Common Stock, par value $0.01 per share
Name of issuer: Invesco Commercial Real Estate Finance Trust, Inc.
Address of issuer's principal executive offices: 2300 N FIELD STREET, SUITE 1200, DALLAS, Texas (TX), 75201

## Item 5. Interest in Securities of the Issuer
Aggregate number and percentage of the class beneficially owned:
The information contained in Item 5(a) and (b) of the Omnibus Amendment is hereby amended to read in its entirety as follows:

(a) and (b) The responses of each of the Reporting Persons with respect to Rows 11, 12, and 13 of the cover pages of this Schedule 13D that relate to the aggregate number of shares and percentage of Common Stock are incorporated herein by reference.

The responses of each of the Reporting Persons with respect to Rows 7, 8, 9, and 10 of the cover pages of this Schedule 13D that relate to the number of shares of Common Stock as to which each of the persons or entities referenced in Item 2 above has sole or shared power to vote or to direct the vote of and sole or shared power to dispose of or to direct the disposition of (including but not limited to footnotes to such information) are incorporated herein by reference.

Invesco Realty is the record holder of 5,969,284 shares of Common Stock reported herein. The other Reporting Persons, all of which are parent companies to Invesco Realty, may be deemed to have beneficial ownership of the securities directly held by Invesco Realty. IAI is the record holder of 146,422 shares of Class E Stock reported herein. The other Reporting Persons who are parent companies to IAI may be deemed to have beneficial ownership of the securities directly held by IAI.

(c) On February 3, 2025, the Issuer issued an aggregate of 110,485 shares of Class E Common Stock to IAI as payment of the management fee and performance fees under the Amended and Restated Advisory agreement by and among the Issuer, Invesco Commercial Real Estate Finance Investments, LP and IAI.

## Signatures
- Invesco Realty, Inc.: /s/ Tina Carew, Tina Carew, Attorney in Fact* (02/05/2025)
- Invesco Advisers, Inc.: /s/ Tina Carew, Tina Carew, Attorney in Fact* (02/05/2025)
- Invesco Group Services, Inc.: /s/ Tina Carew, Tina Carew, Attorney in Fact* (02/05/2025)
- OppenheimerFunds, Inc.: /s/ Tina Carew, Tina Carew, Attorney in Fact* (02/05/2025)
- Oppenheimer Acquisition Corp.: /s/ Tina Carew, Tina Carew, Attorney in Fact* (02/05/2025)
- Invesco Holding Company (US), Inc.: /s/ Tina Carew, Tina Carew, Attorney in Fact* (02/05/2025)
- Invesco Holding Company Limited: /s/ Tina Carew, Tina Carew, Attorney in Fact* (02/05/2025)
- Invesco Ltd.: /s/ Tina Carew, Tina Carew, Attorney in Fact* (02/05/2025)
Comment: Pursuant to powers of attorney which are incorporated herein by reference to Exhibits 24.1-Exhibit 24.7 to the Form 4 filed by the Reporting Persons on September 4, 2024 and Exhibit 24.1 to the Form 4 filed by the Reporting Persons on December 3, 2024.